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                                                                   EXHIBIT (d.2)

                       THE METZLER/PAYDEN INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                December __, 2002

Metzler-Payden, LLC
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

        As you know, we wish to retain Metzler-Payden, LLC to act as investment adviser to the following four series established pursuant to the Declaration of Trust, dated as of May 1, 2002, as amended. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated as of June 21, 2002, by adding the following:

Metzler/Payden Tactical Allocation Fund

Annual Advisory Fee (as a percentage of average daily net assets) -- 0.75%.

Operating Expense Limitation (as a percentage of average daily net assets) 1.50%


Metzler/Payden European Emerging Markets Fund

Annual Advisory Fee (as a percentage of average daily net assets) -- 0.75%.

Operating Expense Limitation (as a percentage of average daily net assets) 1.50%

Metzler/Payden Euroland Blue Chip Fund

Annual Advisory Fee (as a percentage of average daily net assets) -- 0.75%.

Operating Expense Limitation (as a percentage of average daily net assets) 1.50%


Metzler/Payden European Growth Fund

Annual Advisory Fee (as a percentage of average daily net assets) -- 0.75%.

Operating Expense Limitation (as a percentage of average daily net assets) 1.50%



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Metzler-Payden, LLC
December __, 2002
Page 2

        In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

Very truly yours,

THE METZLER/PAYDEN INVESTMENT GROUP


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Edward S. Garlock
Secretary


AGREED:

METZLER/PAYDEN, LLC


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Scott J. Weiner
President